Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION COMPLETES SALE OF PROLIEVE ASSETS

BOSTON SCIENTIFIC PURCHASES PROLIEVE ASSETS FOR $60 MILLION

COLUMBIA, MD (June 21, 2007)—CELSION CORPORATION (AMEX: CLN) today announced the closing of the previously announced sale of its Prolieve assets to Boston Scientific. Boston Scientific will pay Celsion $60 million for the Prolieve assets in three installments, $30 million at closing and $15 million to be paid on each of the first and second anniversaries of the closing. Celsion repaid the principal and accrued interest on a $15 million promissory note due to Boston Scientific at closing.

“The proceeds of the sale of the Prolieve assets will underwrite the development of our first drug, ThermoDox®, for the treatment of primary liver cancer through filing an NDA. They will also enable us to initiate our Phase II studies for recurrent breast cancer on the chest wall,” said Michael H. Tardugno, Celsion’s President and Chief Executive Officer. “This transaction completes Celsion’s transition to an oncology drug company and will enable us to focus all of our resources on the development of ThermoDox. The recently announced indication of clinical activity in recurrent breast cancer on the chest wall, notably the complete response achieved in one patient at a relatively low dose, reaffirms our strategic direction and our excitement for the promise of our heat sensitive liposome platform technology.”

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.